SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 29, 2005
R.H. DONNELLEY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-07155	13-2740040
(State or other jurisdiction of	(Commission	(I.R.S. Employer Identification No.)
incorporation)	File Number)

1001 Winstead Drive, Cary		27513
NC
(Address of principal		(Zip Code)
executive offices)
R.H. Donnelley Inc.*
(Exact name of registrant as specified in its charter)

Delaware	333-59287	36-2467635
(State or other jurisdiction of	(Commission	(I.R.S. Employer Identification No.)
incorporation)	File Number)

1001 Winstead Drive, Cary		27513
NC
(Address of principal		(Zip Code)
executive offices)
Registrant’s telephone number, including area code: (919) 297-1600
(Former name or former address, if changed since last report.)
*R.H. Donnelley Inc. is a wholly owned subsidiary of R.H. Donnelley Corporation. R.H. Donnelley Inc. became subject to the filing requirements of Section 15(d) on October 1, 1998 in connection with the public offer and sale of its 9 1/8% Senior Subordinated Notes, which Notes were redeemed in full on February 6, 2004. In addition, R.H. Donnelley Inc. is the obligor of 8 7/8% Senior Notes due 2010 and 10 7/8% Senior Subordinated Notes due 2012, and is now subject to the filing requirements of Section 15 (d) as a result of such Notes. As of August 1, 2005, 100 shares of R.H. Donnelley Inc. common stock, no par value, were outstanding.
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 8.01. Other Events
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EXHIBIT 99.1: Closing Agreement dated as of July 21, 2005 by and between the Company and the Commissioner of the Internal Revenue Service

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 8.01. Other Events
On July 29, 2005, R.H. Donnelley Corporation (“we” or the “Company”) received back from the Internal Revenue Service (“IRS”) an executed settlement agreement between the Company and the IRS relating to certain royalty expense deductions taken by the predecessor of the Company during 1995 and 1996. As disclosed in each of our periodic reports filed with the United States Securities and Exchange Commission (“SEC”), as a result of the form of our separation from The Dun & Bradstreet Corporation on June 30, 1998, we are the corporate successor of, and technically the taxpayer referred to below as, D&B with respect to any tax matter accruing prior to June 30, 1998.
Also as disclosed in our periodic reports, pursuant to a series of tax sharing agreements related to our separation from D&B in 1998, as well as other corporate reorganizations involving D&B, both before and after ours (as described in more detail in our periodic filings), we are not responsible for any of, and are fully indemnified against all of, the liabilities (including settlements thereof) described herein. Under the terms of our separation from D&B, D&B agreed to assume the defense of and to indemnify us for any tax liability that may be assessed against us and any related costs and expenses that we may incur in connection with certain specified tax matters, including the matter and related settlement described herein. Also, as required by those agreements, Moody’s Corporation (“Moody’s”) has agreed to be jointly and severally liable with D&B for these indemnity obligations to us. Under the terms of certain of the agreements related to their separation from each other, D&B and Moody’s have, between each other, agreed to be financially responsible for 50% of any potential tax liabilities that may arise to the extent such potential liabilities are not directly attributable to each party’s respective business operations. As a result of other agreements related to other separations, D&B and Moody’s may have indemnity rights for certain portions of these amounts from IMS Health Incorporated (“IMS”) and Nielsen Media Research, Inc. (“NMR”).
Accordingly, we are not obligated, by virtue of the tax sharing agreements, to pay any of the amounts arising out of the settlement agreement. Only if D&B and Moody’s were unable to bear all or a part of these liabilities, would we be liable, and then only to the extent that both of them could not satisfy their joint and several indemnity obligations to us.
Pursuant to the settlement negotiated by D&B with the IRS, as the taxpayer of record, we entered into a Closing Agreement reflecting that settlement with the IRS dated July 21, 2005, although we did not learn of the executed agreement until July 29, 2005. Under the terms of the settlement, the aggregate tax liability will be approximately $56 million (including interest and penalties) for 1995 and $86 million (including interest and penalties) for 1996. As described above, the total settlement amount is to be paid by our indemnitors.
Under these tax sharing agreements, each of D&B, Moody’s, IMS and NMR are effectively obligated to pay one-quarter of the total settlement amount to the IRS, even though we are the only named party to the settlement by virtue of being the “taxpayer” of record for the 1995 and 1996 tax years. As described above, each of D&B and Moody’s have jointly and severally indemnified us against the full amount of the total settlement payment.
While we cannot assure you, management presently believes that D&B and Moody’s have sufficient financial resources, borrowing capacity and indemnity rights against IMS and NMR, and IMS and NMR in turn have sufficient financial resources and borrowing capacity to satisfy their respective indemnity obligations to D&B and Moody’s, so as to reimburse us for any payments we may be required to make and related costs we may incur in connection with this tax matter and related settlement. Therefore, management presently believes that this settlement will not have a material adverse effect on the Company’s results of operations, cash flows or financial condition.

Item 9.01. Financial Statements and Exhibits.
          (c) Exhibits
EXHIBIT 99.1: Closing Agreement dated as of July 21, 2005 by and between the Company and the Commissioner of the Internal Revenue Service

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R.H. Donnelley Corporation

By:	/s/ Robert J. Bush

Robert J. Bush
Vice President, General Counsel
& Corporate Secretary

R.H. Donnelley Inc.

By:	/s/ Robert J. Bush

Robert J. Bush
Vice President, General Counsel
& Corporate Secretary
DATE: August 2, 2005

EXHIBIT INDEX
EXHIBIT 99.1: Closing Agreement dated as of July 21, 2005 by and between the Company and the Commissioner of the Internal Revenue Service